EXHIBIT 99.9 - Press Release

M-Wave Inc. Board Approves $3.0 Million Private Placement With Mercator Advisory Group LLC And Its Designated Funds

Company Submits to NASDAQ Its Plan To Remain Listed On Small Cap Market

For Immediate Release

WEST CHICAGO, Ill./EWORLDWIRE/June 18, 2004 --- M-Wave Inc. (NASDAQsc: MWAV) announced that its Board of Directors had approved the issuance of 30,000 shares of the company's newly designated Series A Preferred Stock to Mercator Momentum Fund LP; Mercator Momentum Fund III LP and Monarch Pointe Ltd. through Mercator Advisory Group LLC ("Mercator") for $100 per share, or an aggregate of $3 million. The Preferred Stock is non-voting, bears no dividend and is convertible up to 3,061,000 shares of Common Stock. The company will also issue three-year warrants to the Mercator entities to purchase an aggregate of 1,530,000 shares of Common Stock at $1.27 a share (the Common Stock closed at $1.18 a share on Friday).

Under the terms of the investment, the ownership of the company's Common Stock by the Mercator entities is limited to 9.9% of the outstanding shares at any one time. The transaction is expected to provide M-Wave about $2.65 million net of fees and expenses. The company said that transaction is subject only to the approval of its shareholders at its annual meeting to be held prior to July 27.

Harry Aharonian, Portfolio Manager for Mercator Advisory Group stated, "We believe M-Wave is well-positioned for growth. It's management team combines long-term skills to organically grow within the PCB industry and to inorganically diversify beyond it. We are excited about the opportunity to fund M-Wave and participate in its growth. We welcome the investment into our portfolio."

The company indicated further that on Friday it presented to a NASDAQ Listing Qualifications Panel its plan for future compliance with the stockholders' equity requirements for continued listing on the NASDAQ Small Cap Market under Marketplace Rule 4310(c)(2)(B).

Management and its advisors believe that completion of the proposed equity placement to Mercator will satisfy the requirement that it have and maintain not less than $2.5 million of stockholders' equity, and thus will continue its qualification for listing on NASDAQ's Small Cap Market. Company officials indicated that the decision of the NASDAQ Panel is expected in the next two to three weeks, and that it could be either affirmative or negative. "We believe the company will have more than enough equity, and forecast that there will not be an erosion of that equity in the future. In our view, the correct conclusion is that M-Wave will be in compliance after completion of the Mercator transaction," stated Jim Mayer, Managing Member of Credit Support International LLC, and M-Wave's Chief Financial and Administrative Officer.

He further commented "The Mercator transaction is a very important step for M-Wave as we now clear major obstacles toward offering our shareholders the financial resources, and hopefully the public market access, to grow the company both within and without the PCB industry. We feel Mercator is a good fit and will increase our capacity to respond to our present and future customers while seeking new markets where our collective skills and experience can be applied."

Joe Turek, M-Wave's President and Chief Executive Officer, a major shareholder added, "Mercator has been extremely professional in our negotiations and has executed upon what they represented would be offered. Its investment will be a key ingredient in our efforts to grow the company and expand our markets."

About M-Wave Inc.
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Ill., M-Wave is a value-added service provider of high performance circuit boards. The company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products, and Celestica-Nortel and Remec with its patented bonding technology, Flexlink IITM, and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program. Using VAP, customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the company's Singapore office. The company trades on the NASDAQ National market under the symbol "MWAV." More information is available at www.mwav.com.

About Mercator Advisory Group LLC
Mercator Advisory Group LLC through its managed funds, specializes in direct equity investments in public companies. Its strategy is to invest in small to mid-cap companies that show strong potential for both near and long-term appreciation. The firm applies strict criteria in selecting its portfolio companies including a company's liquidity, fundamental strength with its operating space, and management's ability to map a path toward growth.

About Credit Support International
Established in 1991 by a European-American joint venture between Groupe Warrant of Belgium and DiversiCorp Inc. of Dallas, CSI provided cross-border collateral control that linked lenders to their assets located both inside the U.S. and Western Europe. In 1998 CSI was split off from the two partner companies and evolved into a specialized consulting firm devoted to transitional and troubled middle market companies. Jim Mayer, its Managing Member, has 18 years of experience including 12 years as CEO of DiversiCorp Inc. and has managed or directed more than 50 engagements with troubled companies and provided a variety of services directly to clients, including: due diligence, workout, collateral control, corporate restructuring, bankruptcy support, cross-border secured finance and interim management. Mayer has served on several boards of directors including the Turnaround Management Association.

This news release contains predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Such risks and uncertainties include those factors detailed in the company's annual report on Form 10-K and other reports filed by the company with the U.S. Securities and Exchange Commission.